Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated April 15, 2005 relating to the consolidated financial statements of Lithium Technology Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO Seidman, LLP
Philadelphia, Pennsylvania

July 29, 2005